                                                                     EXHIBIT 5.1


                               February 28, 2000



ALTERA CORPORATION
101 Innovation Drive
San Jose, CA 95134

        RE:    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Altera Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about February 28, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 25,000 shares of Common Stock reserved for issuance (the "Shares") under a stock purchase right granted to Michael Jacobs on January 11, 2000 (the "Grant"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said issuance, sale and payment of consideration for the Shares.

        It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken by the Company prior to the issuance and sale of the Shares, and upon completion of the proceedings being taken by the Company in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Grant, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation